Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Form 8-K.

Introduction

Under the Equity Purchase Agreement, a series of transactions occurred, including the following: NPA (i) entered into the A&R Certificate of Incorporation to, among other things, (a) changed the name of NPA to AST SpaceMobile, Inc., (b) converted all then-outstanding Sponsor Stock, into Class A Common Stock and (c) authorized the issuance of Class B Common Stock and Class C Common Stock, (ii) replaced the Existing Bylaws with the SpaceMobile Bylaws, and (iii) entered into the Tax Receivable Agreement with AST and the Existing Equityholders as part of the transaction. Following the Closing Date, NPA is organized in an “Up-C” structure in which substantially all of the operating assets of AST’s business are held by AST, and NPA’s only assets are its equity interests in AST.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The following unaudited pro forma condensed combined financial statements of the Company presents the combination of the financial information of NPA and AST, adjusted to give effect to the Business Combination including:

●	the reverse recapitalization between AST and NPA, whereby no goodwill or other intangible assets are recorded;

●	the completion of the PIPE Investment pursuant to the PIPE subscription agreements; and

●	the effectiveness of the Tax Receivable Agreement.

NPA was a blank check company incorporated on May 28, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On September 13, 2019, the closing date of the IPO, NPA completed its IPO of 20,000,000 units at $10.00 per unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of the IPO, NPA completed the sale of 5,500,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $5,500,000. The 20,000,000 public warrants issued in the IPO units and the 5,500,000 private placement warrants are each exercisable for one share of Class A Common Stock at an exercise price of $11.50. On September 19, 2019, in connection with the underwriters’ full exercise of their over-allotment option, NPA completed the sale of an additional 3,000,000 units and the sale of an additional 600,000 private placement warrants, generating total gross proceeds of $30,600,000. Following the IPO, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $230,000,000 was placed in the Trust Account. At the close of the transaction, immediately prior to the effect of redemptions, there was approximately $232 million held in the Trust Account.

AST was organized as a limited liability company under the laws of the State of Delaware on May 31, 2017. AST’s SpaceMobile Service is expected to provide cost-effective, high-speed mobile broadband services with global coverage to all end-users, regardless of where they live or work, without the need to purchase special equipment. The SpaceMobile Service would be the first global space-based cellular broadband network using LEO satellites to provide connectivity to any standard, unmodified, off-the-shelf mobile phone or 2G/3G/4G LTE/5G and IoT-enabled device. We believe AST’s innovative satellite designs and components will reduce the communication delay effects which existing geostationary satellite systems experience. The SpaceMobile Service is intended to provide global coverage for users traveling in and out of areas without terrestrial mobile services on land, at sea or in flight.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Business Combination occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present the pro forma effect to the Business Combination as if they had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of NPA was derived from the audited financial statements of NPA as of and for the year ended December 31, 2020, incorporated by reference into this Form 8-K. The historical financial information of AST was derived from the audited consolidated financial statements of AST as of and for the year ended December 31, 2020, incorporated by reference into this Form 8-K. This information should be read together with NPA’s and AST’s audited financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NPA,” in NPA’s Annual Report on Form 10-K for the year ended December 31, 2020 (as amended), which is incorporated by reference in this Form 8-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AST” attached as Exhibit 99.3 to this Form 8-K and other financial information incorporated by reference into this Form 8-K.

The Business Combination has been accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with United States generally accepted accounting principles (“GAAP”). The AST members continue to control AST before and after the Business Combination. As there is no change in control, AST was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	AST members have a majority of the voting power of the Company;

●	AST has the ability to nominate and represent a majority of the Company’s Board; and

●	AST’s former management comprises the vast majority of the management and executive positions of the Company.

Under this method of accounting, NPA was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of AST issuing stock for the net assets of NPA, accompanied by a recapitalization. The net assets of NPA were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of AST.

Description of the Business Combination

On December 15, 2020, NPA entered into the Equity Purchase Agreement. The consideration paid in connection with the Business Combination consisted of the Contribution Amount. Following the completion of the Equity Purchase Agreement, a series of transactions occurred including the following: NPA (i) entered into the A&R Certificate of Incorporation to, among other things, (a) changed the name of NPA to AST SpaceMobile, Inc., (b) converted all then-outstanding Sponsor Stock into Class A Common Stock and (c) authorized the issuance of Class B Common Stock and Class C Common Stock, (ii) replaced the Existing Bylaws with the SpaceMobile Bylaws, and (iii) entered into the TRA with AST and the Existing Equityholders as part of the transaction.

Additionally, the Existing Equity holders, the Company and AST entered into the A&R Operating Agreement of AST, which, among other things, (i) restructured the capitalization of AST to (a) authorize the issuance of AST Common Units to NPA, (b) reclassified the Existing AST Units, other than any Existing AST Prior Incentive Equity Units, held by the Existing Equityholders into AST Common Units and (c) reclassified all of the Existing AST Prior Incentive Equity Units into AST Incentive Equity Units, concurrently with and subject to adjustments to the AST Options affecting the number of units and exercise price (as applicable) thereof, (ii) appointed NPA as the managing member of AST. Pursuant to the completion of the Equity Purchase Agreement, each Existing AST Unit held by each Existing Equityholder were automatically reclassified into the number of AST Common Units set forth in Schedule I of the Equity Purchase Agreement. Following this reclassification, any certificates outstanding evidencing ownership of Existing AST Units are of no further force or effect.

Following the completion of the Equity Purchase Agreement, the Company is organized in an “Up-C” structure whereby the existing members of AST received a class of noneconomic common shares (Class B Common Stock) and Abel Avellan, the prior controlling party of AST, received a class of super-voting, noneconomic common shares (Class C Common Stock) in the Company while retaining economic interests in AST that are exchangeable to Class A Common Stock or redeemable for cash. When a holder of Class B Common Stock exchanges AST Common Units for shares of Class A Common Stock, a number of shares of Class B Common Stock equal to the number of such AST Common Units will be immediately retired and will no longer be outstanding. However, when a holder of Class C Common Stock exchanges AST Common Units for Class A Common Stock, no shares of Class C Common Stock are retired until the shares of Class A Common Stock received in exchange are transferred to a person who is not a Key Holder. By contrast, if AST Common Units are redeemed for cash, whether by holders of Class B Common Stock or Class C Common Stock, a corresponding number of shares of Class B Common Stock or Class C Common Stock will be retired and will no longer be outstanding.

The following table shows the effect on the voting rights and economic interests on each class of stockholders based on the economic interest and voting rights at Closing Date if all of the holders of Class B Common Stock exchanged their AST Common Units for Class A Common Stock following the closing of the Business Combination.

	Economic and Voting Rights at Closing						Class B Holders Exchange All Common Units for Class A Common Stock Post-Closing
	Class A Shares	Class B Shares	Class C Shares	Economic %	Voting Rights	Voting %	Class A Shares	Class B Shares	Class C Shares	Economic %	Voting Rights	Voting %
Class A Holders	51,729,704	—	—	29%	51,729,704	6%	51,729,704	—	—	29%	51,729,704	6%
Class B Holders	—	51,636,922	—	28%	51,636,922	6%	51,636,922	—	—	28%	51,636,922	6%
Class C Holders	—	—	78,163,078	43%	781,630,780	88%	—	—	78,163,078	43%	781,630,780	88%
Totals	51,729,704	51,636,922	78,163,078	100%	884,997,406	100%	103,366,626	—	78,163,078	100%	884,997,406	100%

Because all of the shares of Class B Common Stock are retired immediately upon exchange, and effectively replaced with Class A Common Stock, the economic interest and voting rights of the various classes of stockholders do not change following such exchange.

The effect of the holders of Class C Common Stock collectively exchanging all of their AST Common Units for shares of Class A Common Stock, is reflected in the table below.

	Economic Interests and Voting Rights at Closing						Class C Holders Exchange All Common Units for Class A Common Stock Post-Closing
	Class A Shares	Class B Shares	Class C Shares	Economic %	Voting Rights	Voting %	Class A Shares	Class B Shares	Class C Shares	Economic %	Voting Rights	Voting %
Class A Holders	51,729,704	—	—	29%	51,729,704	6%	51,729,704	—	—	20%	51,729,704	6%
Class B Holders	—	51,636,922	—	28%	51,636,922	6%	—	51,636,922	—	20%	51,636,922	6%
Class C Holders	—	—	78,163,078	43%	781,630,780	88%	78,163,078	—	78,163,078	60%	781,630,780	88%
Totals	51,729,704	51,636,922	78,163,078	100%	884,997,406	100%	129,892,782	51,636,922	78,163,078	100%	884,997,406	100%

Although the shares of Class C Common Stock remain outstanding, they are non-economic, and so the economic percentages for each class of stockholder do not change by virtue of the exchange. Furthermore, the voting percentages do not change either, because the calculation of the Class C Share Voting Amount, reduces the number of shares that each share of Class C Common Stock bears by an amount proportional to the number of shares of other voting stock (other than Class C Common Stock) held by the Class C Common Stockholder. The practical effect of the formula used to calculate the Class C Share Voting Amount is that it will cap the aggregate voting power of the Class C Common Stock so that, in most scenarios, the voting power of the Class C Common Stock will not increase, or will increase more slowly than it would otherwise in the event the Class C holders acquire additional voting stock in the Company. In this example, because the Class C Stockholders received additional voting stock in the form of Class A Common Stock, the Class C Share Voting Amount is reduced from 10 votes per share (at Closing) to approximately 9 votes per share, so the overall voting power of the Class C shares remains constant.

As such, in these examples, a holder of Class B Common Stock exchanging AST Common Units for Class A Common Stock and forfeiting its voting shares of Class B Common Stock, such holder has the same voting and economic rights in the Company before and after such transaction. Upon a holder of Class C Common Stock exchanging AST Common Units for Class A Common Stock but not also forfeiting its voting shares of Class C Common Stock, such holder retains their same ownership rights in the Company before and after such exchange; however, because the holder retains shares of Class C Common Stock until the corresponding shares of Class A Common Stock are transferred to non-Key Holders, the holder’s voting rights remain the same as before the exchange. Although the holder of Class C Common Stock now has additional voting stock in the Company—the Class A Common Stock received in exchange of AST Common Units—the number of votes each share of Class C Common Stock bears is reduced (through the calculation of the Class C Share Voting Amount) so that the holder’s overall voting power does not increase.

However, there can be situations in the future where, unlike the above example, a holder of Class C Common Stock could exchange AST Common Units for shares of Class A Common Stock and increase their voting power, because the cap in the calculation of “Class C Share Voting Amount” does not come into play. Holders of Class C Common Stock could, in certain situations, increase their voting power by conducting an exchange of AST Common Units, even when their economic position does not change. The following table shows the effect an exchange of AST Common Units by holders of Class C Common Stock could have if undertaken at a time when the total share base of the Company is significantly expanded. The columns on the right reflect that, as the result of subsequent issuances, the number of Class A shares outstanding has increased four-fold, to 207,000,000 shares, with no changes in the holdings of the other classes of stockholder. The columns on the right show the effect on voting and economic interests caused by a Class C Holder exchanging 20% of their total AST Common Units when the Class A share base is so expanded.

	Economic Interests and Voting Rights with Four-Fold Increase in Public Float						Class C Holders Exchange 20% of Aggregate Common Units for Class A Common Stock
	Class A Shares	Class B Shares	Class C Shares	Economic %	Voting Rights	Voting %	Class A Shares	Class B Shares	Class C Shares	Economic %	Voting Rights	Voting %
Class A Holders	206,918,816	—	—	62%	206,918,816	19.9%	206,918,816	—	—	58%	206,918,816	19.6%
Class B Holders	—	51,636,922	—	15%	51,636,922	5.0%	—	51,636,922	—	15%	51,636,922	4.9%
Class C Holders	—	—	78,163,078	23%	781,630,780	75.1%	15,632,616	—	78,163,078	27%	797,263,396	75.5%
Totals	206,918,816	51,636,922	78,163,078	100%	1,040,186,518	100%	222,551,432	51,636,922	78,163,078	100%	1,055,819,134	100%

In this case, although the Class C Holders have not increased their economic stake in the Company — only exchanged their AST Common Units for Class A Common Stock — because they can now vote that Class A Common Stock in addition to the Class C Common Stock that has not been retired, they have increased their number of total votes by approximately 15.6 million and their percentage of voting power by 0.4% relative to the holders of Class A and Class B Common Stock.

Following the completion of the transactions contemplated by the Equity Purchase Agreement, Avellan holds all the outstanding shares of Class C Common Stock and as a percentage of the sum of Class A Common Stock, Class B Common Stock and Class C Common Stock outstanding that is approximately 43% of the total. In addition to voting together with Class A Common Stock and Class B Common Stock (with one vote per share) on all matters, as a holder of Class C Common Stock, Avellan is, prior to the Sunset Date, entitled to a number of votes on all matters on which stockholders are entitled to vote equal to the lesser of 10 votes per share and the Class C Share Voting Amount, the latter of which is a number of votes per share equal to (i) the Closing Class C Percentage (which is approximately 88%) of the total voting power of the outstanding voting stock of the Company, minus (ii) the total voting power of the outstanding stock of the Company owned or controlled by the Key Holders (other than of Class C Common Stock), divided by (iii) the number of shares of Class C Common Stock outstanding.

All the Company’s assets are held directly by, and all of the Company’s operations are conducted through, AST, and the Company’s only direct asset consists of the AST Common Units. The existing AST equity holders control own approximately 71% of AST Common Units, respectively; the Company is the sole manager of AST in accordance with the terms of the A&R Operating Agreement entered into in connection with the closing of the Business Combination. After the Closing Date, current NPA stockholders, together with the PIPE Investors, own approximately 29% of the combined Class A Common Stock. The public and private placement warrants remained outstanding following the Business Combination.

In connection with the Business Combination, NPA entered into the Subscription Agreements with the PIPE Investors, under which NPA issued 23 million shares of NPA Class A Common Stock at $10.00 per share, for gross proceeds to NPA of approximately $230 million.

Also, at the closing of the Business Combination, the Company, AST, the Existing Equity holders and the TRA Holder Representative entered into the Tax Receivable Agreement. Under the Tax Receivable Agreement, AST SpaceMobile is generally required to pay the TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group (i.e., the Company and applicable consolidated, unitary, or combined Subsidiaries thereof) realizes, or is deemed to realize, as a result of certain Tax Attributes, which include:

●	existing tax basis in certain assets of AST and certain of its direct or indirect Subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to AST Common Units acquired by the Company from a TRA Holder (including AST Common Units held by a Blocker Corporation acquired by the Company in a Reorganization Transaction (as defined in the Tax Receivable Agreement)), each as determined at the time of the relevant acquisition;

●	tax basis adjustments resulting from taxable exchanges of AST Common Units (including any such adjustments resulting from certain payments made by the Company under the Tax Receivable Agreement) acquired by the Company from a TRA Holder pursuant to the terms of the A&R Operating Agreement;

●	tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement; and

●	certain tax attributes of Blocker Corporations holding AST Common Units that are acquired directly or indirectly by the Company pursuant to a Reorganization Transaction.

The following summarizes the consideration for the Business Combination:

in thousands(a)
Cash held in the Trust Account prior to redemptions	$232,033
Less: Redemptions	(205)
Proceeds of PIPE Investment	230,000
Less: Deferred underwriting commissions	(4,830)
Contribution Amount	$456,998

(a)	The Contribution Amount that was contributed to AST is calculated based on the $232.0 million of NPA cash and $230.0 million raised from the PIPE Investment less $4.8 million for deferred underwriting commissions payable to BTIG and $0.2 million in redemptions. The Contribution Amount does not reflect a reduction of $0.6 million related to the repayment of a 2021 loan between the Sponsor and NPA upon closing of the Business Combination.

The following summarizes the pro forma shares of Common Stock economic ownership and voting rights associated with such shares:

Ownership and Voting

in actuals	Shares	Ownership %	Voting Rights	Voting %
Class A Common Stock(a)	51,729,704	29%	51,729,704	6%
Class B Common Stock(b)	51,636,922	28%	51,636,922	6%
Class C Common Stock(c)	78,163,078	43%	781,630,780	88%
Total Shares at Closing	181,529,704	100%	884,997,406	100%

(a)	Excludes (i) 129,800,000 AST Common Units held by parties other than the Company outstanding immediately following the completion of the Business Combination, (ii) 6,100,000 private placement warrants outstanding and (iii) 11,500,000 public warrants outstanding. AST Common Units are redeemable for, at the Company’s election (subject to certain exceptions), either cash (based on the market price for a share of Class A Common Stock at the time of the redemption) or an equal number of shares of Class A Common Stock.
(b)	Class B Common Stock are non-economic and carry one vote per share whereas Class A Common Stock are economic shares and will have one vote per share.
(c)	Class C Common Stock are non-economic and, until the Sunset Date, will entitle the holder thereof to cast a number of votes on all matters on which stockholders are entitled to vote equal to the lesser of (x) 10 votes and (y) the Class C Share Voting Amount, whereas Class A Common Stock are economic shares and will have one vote per share. From and after the Sunset Date, Class C Common Stock will entitle the holder thereof to case one vote per share.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are based on the historical financial statements of NPA and AST. The unaudited pro forma adjustments are based on information currently available, assumptions and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(in thousands)

	NPA (Historical) (US GAAP)	AST (Historical) (US GAAP)	Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$131	$42,777	$42,908	(110)	(A)	$461,137
				232,033	(B)
				230,000	(C)
				(5,295)	(C) (E)
				(8,050)	(E)
				(29,482)	(E)
				(350)	(G)
				(312)	(F)
				(205)	(N)

Accounts receivable, net	-	2,081	2,081	-		2,081
Inventory	-	2,591	2,591	-		2,591
Prepaid expenses	23	1,249	1,272	-		1,272
Other current assets	55	2,234	2,289	(1,107)	(E)	1,182

Property and Equipment
BlueWalker 3 satellite - construction in progress	-	27,013	27,013	-		27,013
Property and equipment, net	-	10,057	10,057	-		10,057

Other Long-Term Assets
Operating lease right-of-use assets	-	$7,045	7,045	-		7,045
Intangible assets, net	-	526	526	-		526
Goodwill, net	-	3,912	3,912	-		3,912
Investment and cash held in trust account	232,196	-	232,196	(163)	(A)	-
				(232,033)	(B)
Other assets and deposits	-	160	160	-		160
Total Assets	$232,405	$99,645	$332,050	184,926		$516,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$634	$4,990	$5,624	$(559)	(D)	$4,631
				(359)	(E)
				(75)	(F)

Accrued expenses	-	4,222	4,222	559	(D)	4,104
				(450)	(E)
				(227)	(F)
Deferred revenue	-	3,401	3,401	-		3,401
Current operating lease liability	-	504	504	-		504
Long-Term Liabilities
Deferred tax liabilities	10	-	10	(10)	(F)	-
				-	(H)
Deferred underwriting fees payable	8,050	-	8,050	(8,050)	(E)	-
Warrant liabilities	68,114	-	68,114	-		68,114
Non-current operating lease liability	-	6,541	6,541	-		6,541
Total Liabilities	76,808	19,658	96,466	(9,171)		87,295
Redeemable Equity						-
Common stock subject to possible redemption	150,597	-	150,597	(150,597)	(I)	-

Equity
Class A Common Stock	1	-	1	2	(C)	6
				2	(I)
				1	(K)
				-	(N)
Class B Common Stock	1	-	1	(1)	(K)	5
				5	(L)
Class C Common Stock	-	-	-	8	(L)	8
Series A convertible preferred units, net		9,394	9,394	(9,394)	(L)	-
Series B convertible preferred units, net		102,717	102,717	(102,717)	(L)	-
Founder’s common equity	-	5,462	5,462	(5,462)	(L)	-
Accumulated other comprehensive income (loss)	-	(168)	(168)	168	(J)	-
Additional paid in capital	59,840	-	59,840	229,998	(C)	162,191
				(5,295)	(C) (E)
				(29,780)	(E)
				150,595	(I)
				(305,512)	(M)
				(168)	(J)
				(54,842)	(J)
				117,560	(L)
				(205)	(N)
Accumulated deficit	(54,842)	(39,908)	(94,750)	(273)	(A)	(40,531)
				(350)	(G)
				54,842	(J)
Total equity attributable to stockholders	5,000	77,497	82,497	39,182		121,679
Noncontrolling interests	-	2,490	2,490	305,512	(M)	308,002
Total equity	5,000	79,987	84,987	344,694		429,681
Total liabilities and equity	$232,405	$99,645	$332,050	$184,926		$516,976

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	NPA (Historical) (US GAAP)	AST (Historical) (US GAAP)	Combined	Pro Forma Adjustments (1)		Pro Forma Combined (1)

Revenues	$-	$5,967	$5,967	$-		$5,967
Cost of Sales	-	(3,025)	(3,025)	-		(3,025)
Gross Profit	-	2,942	2,942	-		2,942

Operating Expenses
Engineering services	-	(13,081)	(13,081)	-		(13,081)
General and administrative cost	-	(12,320)	(12,320)	(350)	AA	(12,670)
Research and development cost	-	(1,011)	(1,011)	-		(1,011)
Formation and operating cost	(1,125)	-	(1,125)	120	BB	(1,005)
Depreciation and amortization	-	(887)	(887)	-		(887)
Total Operating Expense	(1,125)	(27,299)	(28,424)	(230)		(28,654)

Other Income and Expense
Interest and dividend Income	1,480	71	1,551	(1,480)	CC	71
Changes in fair value of warrant liabilities	(52,152)	-	(52,152)	-		(52,152)
Interest expense	-	(10)	(10)	-		(10)
Other income and (expense), net	2	22	24	-		24
Total other income /(expense)	(50,670)	83	(50,587)	(1,480)		(52,067)

Loss before income taxes	(51,795)	(24,274)	(76,069)	(1,710)		(77,779)

Provision for income taxes	(166)	(131)	(297)	-		(297)
Net Loss	(51,961)	(24,405)	(76,366)	(1,710)		(78,076)

Less: Net loss attribute to non-controlling interest	-	344	344	54,812	DD	55,156
Loss attributable to stockholders	(51,961)	(24,061)	(76,022)	53,102		(22,920)

Net loss per common share	$(6.13)					$(0.44)
Weighted average shares outstanding
Basic and diluted	8,598,542					51,729,704

(1)	Net loss per common share is based on the weighted average shares of Class A Common Stock and does not include Class B Common Stock and Class C Common Stock as these shares are non-economic.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as AST has been determined to be the accounting acquirer, primarily due to the fact that AST shareholders continue to control the Company. Under this method of accounting, while NPA is the legal acquirer, it is treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of AST issuing stock for the net assets of NPA, accompanied by a recapitalization. The net assets of NPA are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of AST.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Business Combination occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present pro forma effect to the Business Combination as if they have been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	NPA’s audited balance sheet as of December 31, 2020 and the related notes, incorporated by reference into this Form 8-K; and

●	AST’s audited consolidated balance sheet as of December 31, 2020 and the related notes, incorporated by reference into this Form 8-K .

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	NPA’s audited statement of operations for the year ended December 31, 2020 and the related notes, incorporated by reference into this Form 8-K and

●	AST’s audited consolidated statement of operation for the year ended December 31, 2020 and the related notes, incorporated by reference into this Form 8-K statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, cost savings or anticipated costs of operating a public company that may be associated with the Business Combination.

The pro forma adjustments reflecting the completion of the Business Combination are based on certain currently available information and certain assumptions and methodologies that we believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. We believe that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and AST.

2. Accounting Policies

Upon completion of the Business Combination, the Company’s management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). We have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the amount of Class A Common Stock outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A)	Reflects the change in the cash and cash equivalents, and cash held in Trust balances held by NPA, prior to redemption payments, at the close of the Business Combination.

(B)	Reflects the reclassification of $232.0 million of investments and cash held in the Trust Account, prior to redemptions, that became available to fund the Business Combination.

(C)	Represents the gross proceeds of $230.0 million from the issuance of 23 million shares of Class A Common Stock at $0.0001 par value, in the PIPE Investment offset by the PIPE Investment fee of $5.3 million.

(D)	Reflects the reclassification of NPA’s historical accrued expenses to align with the balance sheet presentation of AST.

(E)	Reflects the settlement of $43.7 million of transaction costs in connection with the Business Combination, of which $0.8 million has been paid as of December 31, 2020. $5.3 million relates to the PIPE Investment fee as noted above and is reflected as a reduction of additional paid-in capital as those are directly related to the equity raise. $8.1 million is the settlement of NPA’s deferred underwriting compensation fees incurred during the IPO due upon completion of the Business Combination of which $4.8 million is payable to BTIG. $0.8 million relates to the settlement of the accrued transaction expenses within accrued expenses and accounts payable. $1.1 million of deferred transaction costs which is directly related to the equity raise is reflected within additional paid in capital. The remaining settlement amount of $29.5 million relates to advisory, legal, and other fees incurred and is reflected within additional paid-in capital.

(F)	Reflects the settlement of NPA’s historical liabilities after payment of liabilities related to transaction costs in connection with the Business Combination that was settled upon the close of the Business Combination.

(G)	Reflects the reduction in cash for the one-time discretionary transaction bonus approved by the AST board of directors to Mr. Severson for efforts towards the completion of the Business Combination.

(H)	Pursuant to the Tax Receivable Agreement, the Company will generally be required to pay the TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group realizes, or is deemed to realize, as a result of certain Tax Attributes, which include existing tax basis in certain assets of AST and certain of its direct or indirect Subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to AST Common Units acquired by the Company from a TRA Holder (including AST Common Units held by a Blocker Corporation acquired in a Reorganization Transaction (as defined in the Tax Receivable Agreement)), each as determined at the time of the relevant acquisitions; tax basis adjustments resulting from taxable exchanges of AST Common Units (including any such adjustments resulting from certain payments made by the Company under the Tax Receivable Agreement) acquired by the Company from a TRA Holder pursuant to the terms of the A&R Operating Agreement; tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement; and certain tax attributes of Blocker Corporations holding AST Common Units that are acquired directly or indirectly by the Company pursuant to a Reorganization Transaction.

Upon the completion of the Business Combination, the Tax Group did not acquire any AST Common Units in an Exchange or Reorganization Transaction, as defined in the Tax Receivable Agreement. As a result, no Tax Receivable Agreement liability has been recorded. As part of the Business Combination, the Company obtains an increased tax basis in its AST Common Units. The gross (pre-tax) deferred tax asset relating to SpaceMobile’s investment in AST is approximately $299 million. The Company has assessed the realizability of their deferred tax assets and in that analysis has considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. As a result, the Company has recorded a full valuation allowance against its deferred tax assets. A full valuation allowance on deferred tax assets will be maintained until there is sufficient evidence to support the reversal of all or some portion of these allowances.

(I)	Reflects the reclassification of the NPA Class A Common Stock subject to possible redemption to permanent equity at $0.0001 par value.

(J)	Reflects the reclassification of NPA’s historical accumulated deficit and AST’s accumulated other comprehensive loss to additional paid in capital as part of the recapitalization.

(K)	Reflects the conversion of Founder Shares to Class A Common Stock at the closing of the Business Combination. In connection with the closing of the Business Combination, all Founder Shares converted into shares of Class A Common Stock.

(L)	Reflects conversion of redeemable preferred units and AST Series A Preferred Units and AST Series B Preferred Units into AST Common Units, and the recapitalization of AST as the issuance of Class B Common Stock and Class C Common Stock as consideration for the reverse recapitalization.

(M)	Reflects the recognition of 71% noncontrolling interests as a result of the Up-C structure. The noncontrolling interest is determined based on the noncontrolling interest percentage of NPA’s pro forma equity less certain adjustments.

Our A&R Operating Agreement provides that the AST Common Units not held by the Company provide each member with the right to cause the Company to redeem its AST Common Units in whole or in part at any time and from time to time following the waiver or expiration of the lock-up period pursuant to the Stockholders’ Agreement. NPA, as the Managing Member of AST, shall have the option to elect to have the redeemed

AST Common Units redeemed for either shares of Class A Common Stock or cash as set forth in the A&R Operating Agreement (the “Cash Settlement”). The Company established a committee to exercise full control over all decisions on settlement for noncontrolling interest redemptions. The committee, named the Redemption Election Committee, has the fiduciary duties to act in the best interests of all of the Company’s stockholders, was delegated the full power of the Company’s Board of Directors in respect of redemption settlement decisions, and consists solely of directors that are neither nominated by, or affiliated with, any noncontrolling interest holders.

Further, the settlement decisions made by the Redemption Election Committee will be solely in the Company’s control and cannot be overridden or vetoed by other board members, including Mr. Avellan. Under the Stockholders’ Agreement, the Stockholder Parties agreed that, until such date as the Stockholder Parties collectively control less than 50% of the total voting power of the Company, (i) the Stockholder Parties will take all necessary action to cause the Company and the Company’s Board to maintain the Redemption Election Committee of the Company’s Board and its delegated powers and (ii) the provisions of the Stockholders’ Agreement relating to the Redemption Election Committee cannot be amended without the express approval of the Redemption Election Committee.

The noncontrolling interest was classified as permanent equity within the pro forma balance sheet as the Company, acting through the Special Redemption Committee, may only elect to settle a redemption request in cash if the cash delivered in the exchange is limited to the cash proceeds to be received from a new permanent equity offering through issuance of Class A Common Stock in accordance with Section 11.1.2 of the Operating Agreement.

(N)	Reflects the actual redemption of 20,296 shares of NPA Common Stock for aggregate redemption payments of $0.2 million at a redemption price of approximately $10.09 per share and allocated to Class A Common Stock and additional paid-in capital using par value $0.0001 per share as of the close of the transaction.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:

(AA)	Reflects the one-time payment of a discretionary transaction bonus approved by the AST board of directors to Mr. Severson for efforts towards the completion of the Business Combination.

(BB)	Reflects the elimination of NPA’s administrative service fee paid to the Sponsor that ceased upon the close of the Business Combination.

(CC)	Reflects elimination of interest income and dividends earned on the Trust Account.

(DD)	Reflects the recognition of net income attributable to the 71% noncontrolling interests as a result of the Up-C structure.

4. Earnings per Share

Represents net earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

(in thousands, except share and per share data)
Pro forma net loss attributable to stockholders	$(22,920)
Pro forma weighted average Class A Common Stock – basic and diluted	51,729,704
Pro forma Class A net loss per ordinary share	$(0.44)
Pro forma weighted average Class A shares outstanding – basic and diluted
Class A – Public Stockholders	22,979,704
Class A – Sponsors	5,750,000
Total New Providence Acquisition Corp.	28,729,704
Class A – Private Placement Investors (PIPE)	23,000,000
Pro forma weighted average Class A shares outstanding – basic and diluted(1)	51,729,704

(1)	The Class B Common Stock and Class C Common Stock issued for consideration are non-economic and as such are excluded from the earnings per share calculation. For the purposes of applying the treasury stock method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and warrants sold in the private placement are exchanged for 17.6 million underlying Class A Common Stock. However, this results in anti-dilution, and the effect of such exchange was not included in calculation of diluted earnings per share.